Exhibit 5.1

Mark Migliaccio	Campbell Soup Company
Senior Corporate Counsel	1 Campbell Place Camden, NJ 08103

856-342-6131 Phone
856-342-3936 Fax

Mark_migliaccio@campbellsoup.com

August 2, 2012

Re: Campbell Soup Company –	$400,000,000, Floating Rate Notes due 2014
$450,000,000, 2.500% Notes due 2022
$400,000,000, 3.800% Notes due 2042

Ladies and Gentlemen:

Reference is made to (i) the Registration Statement on Form S-3 (File No. 333-178119) filed by Campbell Soup Company, a New Jersey corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) for the purpose of registering an indeterminate amount of the Company’s debt securities (the “Debt Securities”) to be offered from time to time, (ii) the Prospectus dated November 22, 2011 (the “Prospectus”), included in the Registration Statement, relating to the Debt Securities and (iii) the Prospectus Supplement dated July 30, 2012 (the “Prospectus Supplement”) to the Prospectus, relating to the offer and sale by the Company under the Registration Statement of $400,000,000 of its Floating Rate Notes due 2014 (the “2014 Notes”), $450,000,000 of its 2.500% Notes due 2022 (the “2022 Notes”), and $400,000,000 of its 3.800% Notes due 2042 (the “2042 Notes” and, together with the 2014 Notes and the 2022 Notes, the “Notes”).

The Notes will be issued pursuant to the provisions of the Indenture dated as of November 24, 2008 (the “Original Indenture”) between the Company and The Bank of New York Mellon, as trustee (the “Original Trustee”), as supplemented by the First Supplemental Indenture to be dated on or about August 2, 2012 (together with the Original Indenture, the “Indenture”) among the Company, the Original Trustee and Wells Fargo Bank, National Association, as trustee with respect to the Notes (the “Series Trustee”), and sold pursuant to an Underwriting Agreement dated July 30, 2012 among the Company and Morgan Stanley & Co. LLC, Barclays Capital Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters (the “Underwriters”) named therein (the “Underwriting Agreement”).

As Senior Corporate Counsel of the Company, I am familiar with all corporate and other proceedings taken by the Company in connection with the Registration Statement, the Indenture and the Notes. In such capacity, I have examined originals or copies, certified to my satisfaction, of such documents, certificates or other statements of public officials and corporate officers of

August 2, 2012

the Company and such other papers as I have deemed relevant and necessary in order to give the opinion hereinafter set forth. In this connection, I have assumed the genuineness of signatures on, and the authenticity of, all documents so examined. As to any facts material to this opinion that were not independently established by me, I relied on such certificates or other statements of public officials and officers of the Company with respect to the accuracy of factual matters contained therein.

Based upon the foregoing examination and review, I am of the opinion that the Notes have been duly authorized by the Company and, when executed and authenticated in accordance with the provisions of the Indenture and delivered and paid for by the Underwriters pursuant to the Underwriting Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and will be entitled to the benefits of the Indenture pursuant to which such Notes are to be issued, provided that I express no opinion as to the enforceability of any waiver of rights under any usury or stay law.

In rendering the opinion above, I have assumed that (i) each of the Original Trustee and the Series Trustee has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) the execution, delivery and performance by each of the Original Trustee and the Series Trustee of each document to which it is a party are within its corporate powers.

I am a member of the Bar of the Commonwealth of Pennsylvania and the Bar of the State of New York and hold a Limited License for In-House Counsel in the State of New Jersey. The foregoing opinions are limited to the law of the State of New York, the corporate law of the State of New Jersey and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement and to the reference to me under the caption “Legal Opinions” in each of the Prospectus and the Prospectus Supplement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Mark Migliaccio

Mark Migliaccio

Senior Corporate Counsel